Exhibit 3.89

I. Statuten der Ensco Intercontinental GmbH (Ensco Intercontinental LLC Grundlage Art, 1: Firma, Sitz Unter der Finna Ensco Intercontinental GmbH (Ensco Intercontinental LLC) besteht eine Gesellschaft mil beschrankter Haftung gemass A1t. 772 ff. OR mil Sitz in Steinhausen. Die Dauer der Gesellschaft ist unbeschrtinkt. Art. 2: Zwcck Zweck der Gesellschaft isl der Erwerb und/oder der Betrieb von mobilcn Offshore Bohrtiirmen und dazugehOrigem Equipment, Material und Nachschub filr die Erbringung von 01- und Gasbohrarbeiten. Die Gcsellschaft kann als Mitglied der Ensco Gruppe in deren [nteresse hancleln und insbesondere anderen Gruppengesellschaften Garantien und andere Finanzierungen gewiih reu oder Sicherheiten bestellen. Die Gesell schaft kann Zweigniederlassungen und Toch tergesellschaften im In- und Ausland errichten und sich an anderen Untemehmen im In- und Ausland beteiligen. Die Gesellschaft kann Grundstucke erwerben, halten und vertiussern. Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tiitigkeiten ausUben, welche mit dem Zweck der Gesellschaft im Zusammenhang stehen. II. Kapital Art. 3: Stammkapital Das Stammkapital der Gesellschaft betriigt CHF 20'000.-- und isl eingcteilt in 200 Stammantcilc mit einem Nennwert van je CHF JOO.--. Die Stammanteile sind vollstiin dig liberie,t. I. Articles of Incorporation of Ensco Intercontinental GmbH (Ensco Intercontinental LLC) General Provisions Art. 1: Comuany name, Legal seat Under the company name Ensco Intercontinental GmbH (Ensco Intercontinental LLC) a limited liability company ("Company") exists pursuant to Atiicles 772 et seq. of the Swiss Code of Obligations ("CO") having its registered office in Steinhausen. The duration of the Company is perpetual. Art, 2: Purpose The purpose of the Company is to own and/or operate mobile offshore drilling rigs and associated equipment, materials and supplies for the performance of oil and gas well drilling services. The Company may act as part and in the interest of the Ensco Group and in patticular grant guarantees or provide all kind of securities and finance activities to other group companies. The Company may open branch offices and subsidiaries in Switzerland and abroad. It may also acquire pmticipations in other companies in Switzerland and abroad. The Company may acquire, hold, and dispose of real estate. The Company may also engage in any commercial, financial or other activities which are related to the purpose of the Company. II. Capital Art. 3: Stated capital The stated capital of the Company amounts to CHF 20,000.-- and is divided into 200 company shares with a par value of CHF I 00.-- each. The stated capital is folly paid-in.

Art, 4: Stammantcilc Ober die Stammanteile konnen den Gesell schaftern durch die Geschaftsflihrer Beweis urkunden ausgestellt werden. Art. 5: Anteilbucl1, Vinkulierung Die Geschiiftsfilhrer filhren im Auftrag der Gesellschaft ein Anteilbuch, in welches die Gesellschafter, Nutzniesser und Pfandgliiubi ger mit Namen und Adresse und Anzahl, Nennwert und Kategorie der Anteile eingetra gen werden. Die Abtretung van Stamrnantcilcn sowic die Verpflichtung zur Abtretung bedUrfen der schriftlichen Form und sind gegenilber der Gesellschaft nur gilltig, sofern eine solche Abtretung der Gesellschaft gemeldet und im Anteilsbuch eingetragen wurde. Die Abh·etung van Stammanteilen bedarf der Zustimmung der Gesellschafterversammlung. Die Zustim mung kann ohne Angabe von Griinden ver~ weigert werden. Werden Stammanteile <lurch Erbgang, Erbtei lung) eheliches GUterrecht oder Zwangsvoll streckung erworben, so gehen alle Rechte und Pf1ichten, die damit verbunden sind, ohne Zustimmung der Gesellschafterversammlung auf die erwerbende Person Uber. Fiir die Aus ilbung des Stimmrechts und der damit zusam menhiingenden Rechte bedarf die erwerbende Person jedoch der Anerkennung der Gesell schafterversammlung als stimrnberechtigter Gesellschafter. Die Gesellschafterversamm lung kann ihr die Anerkennung nur verwei gern, wenn ihr die Gesellschaft die Obemah me der Stammanteile zum wirklichen Weit im Zeitpunkt des Gcsuchcs anbietet. Das Angebot kann auf eigene Rechmmg oder auf Rechnung anderer Gesellschafter oder Driller e1folgen. Lehnt die crwerbende Person das Angebot nicht innerhalb eines Monats nach Kenntnis des wirklichen Werts ab, so gilt es als ange nommen. Lehnt die Gcsellschafterversmnm lung das Gesuch um Anerkennung nicht in nerhalb von sechs Monaten ab Eingang ab, so gilt die Anerkennung als erteilt. Art. 4: Companv shares The Members may obtain evidentimy documents of their company shares, issued by the Managing Officers. Art. 5: Company share register, As~ signment The Managing Officers shall maintain on behalf of the Company a company share register in which the names and addresses and the number, par value and category of shares of the Members, as well as the names and addresses of the usufructuaries and pledgees shall be entered. The assignment of company shares as well as the obligation to assign shall be in written form, and shall only be valid vis-a-vis the Company if such assignment has been communicated to the Company and has been registered in the company share register. The assignment of company shares requires the approval of the Members' Meeting. The approval may be denied without the indication of reasons. lf the company shares are acquired by succession, division of the estate, marital prope1ty law, or debt enforcement, all rights and duties attached thereto pass to the acquirer without approval of the Members' Meeting, To exercise the voting right and rights at1ached thereto, the acquiring person needs to be recognized by the Members' Meeting with voting rights. The Members' Meeting may only deny recognition to the acquiring person, if the Company offers to acquire the company shares at their fair value at the time of the request. The offer may be made for the Company's own account or for the account of other Members or third patties. If the acquiring person does not decline the offer within one month after having knowledge of the real value, the offer is deemed to be accepted. If the Members' Meeting does not decline the application for recognition within six months, recognition is deemed to be accepted.

III. Organisation

A. Gesellschafterversammlung

Art. 6: Befugnisse

Oberstes Organ der Gesellschaft ist die Gesellschafterversammlung. ihr stehen folgende unübertragbare Befugnisse zu:

1. die Änderung der Statuten;
2. die Bestellung und Abberufung von Geschäftsführern;
3. die Bestellung und Abberufung der Mitglieder der Revisionsstelle;
4. die Genehmigung des Jahresberichtes und der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;
5. die Festsetzung der Entschädigung der Geschäftsführer;
6. die Entlastung der Geschäftsführer;
7. die Zustimmung zur Abtretung von Stammanteilen beziehungsweise die Anerkennung als stimmberechtigter Gesellschafter;
8. die Ermächtigung der Geschäftsführer zum Erwerb eigener Stammanteile durch die Gesellschaft oder die Genehmigung eines solchen Erwerbs;
9. die Beschlussfassung über den Antrag an das Gericht, einen Gesellschafter aus wichtigem Grund auszuschliessen;
10. die Auflösung der Gesellschaft;
11. die Genehmigung der unten in Artikel 14 Abs. 2 genannten Entscheide der Geschäftsführer.
12. die Beschlussfassung über die Gegenstände, die der Gesellschafterversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr durch die Geschäftsführer vorlegt wird.

Art. 7: Versammlung

Die ordentliche Gesellschafterversammlung findet jedes Jahr innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt.

III. Organization

A. Members' Meeting

Art. 6: Powers

The Members' Meeting is the supreme body of the Company. It has the following inalienable powers:

1. to amend the Articles of Incorporation
2. to appoint and remove the Managing Officers;
3. to appoint and remove the Auditor;
4. to approve the annual report and the annual accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;
5. to determine the remuneration of the Managing Officers;
6. to release the Managing Officers;
7. to approve the assignment of company shares or to recognize a Member as one with voting rights;
8. to authorize the Managing Officers to acquire treasury company shares on behalf of the Company or to approve such an acquisition;
9. to pass resolutions regarding whether the court should be requested to expel a Member for valid reasons;
10. to dissolve the Company;
11. to approve the decisions of the Managing Officers as contemplated under Article 14 para. 2 below.
12. to pass resolutions regarding issues which are reserved to the Members' Meeting by law, or by the Articles of Incorporation, or which are presented by the Managing Officers.

Art. 7: Meetings

The ordinary Members' Meeting shall be held annually within six months after the close of the business year.

Ausserordentliche Gesellschafterversarnmlun gen werden einberufen) sooft es notwendig ist, insbesondere in den vom Gesetz vorgesehenen Fallen. Zu ausserordentlichen Gesellschafterver sammlungen hat die Geschaftsftihrung inner halb von 20 Tagen einzuladen, wenn Gesell schafter, die mindestens zehn Prozent des Stammkapitals ve1treten, schriftlich und unter Angabe der Verhandlungsgegenstande und der Antriige eine Einberufung verlangen. Art. 8: Einberufung, Universalversamm lung Die Gesellschafterversammlung wird durch die Geschiiftsfiihrer, notigenfalls durch die Revisi onsstclle einberufen. Das Einberufungsrecht steht auch den Liquidatoren zu. Die Gesell schafterversamrnlung wird schriftlich oder per E-Mail an die Gesellschafter und Nutzniesser einberufen, und zwar mindestens 20 Tage var dem Vcrsammlungstag. In der Einbernfung sind neben Tag1 Zeit und Ort der Versamm lung die Verhandlungsgegensliinde sowie die Antriige der Geschiiftsfiihrer und der Gesell schafter bekanntzugeben, welche die Durch t1ihrung einer Gesellschafterversmnmlung oder die Traktandierung eines Verhandlungs gegenstandes verlangt haben. Ober Gegenstande, die nicht in dieser Weise angektindigt warden sind, kOnnen unter dem Vorbehalt der Bestimmungen iiber die Univcr salversammlung keine BeschHisse gefasst wer den, ausser iiber einen Antrag auf Einberufimg einer ausserordentlichen Gesellschafterver sammlung. Dagegen bedarf es zur Stellung von Antriigen im Rahmen der Verhandlungsge genstande und zu Verhandlungen ohne Be schlussfassung keiner vorherigen AnkGndi gung. Beschllisse konnen auch schriftlich gefasst werden, sofern nicht ein Gesellschafter mtind liche Beratung verlangt. Die Gesellschafter, Nutzniesser oder Ve11reter siimtlicher Stammanteile kOnnen, falls kein Widerspruch erhoben wird, eine Gesellschaf tcrversammlung ohne Einhaltung der fiir die Einberufung vorgeschriebenen F01mvorschrif ten abhalten (Universalversammlung). Solange die Gesellschafter oder Ve11reter sllmtlicher Stammanteile anwesend sind, kann in dieser Extrnordinmy Members' Meetings shall be called as often as necessary, in particular, in all cases required by law. Extraordinmy Members' Meetings shall be convened by the Managing Officers within 20 days if Members representing at least ten percent of the stated capital request such meeting in writing, setting fo11h the items to be discussed and the proposals to be decided upon. Art. 8: Convening, Universal Meeting Members' Meetings shall be convened by the Managing Officers and, if need be, by the Auditor. The liquidators are also entitled to convene a Members' Meeting. The convening of the Members' Meeting shall take place in writing or by email to the Members and usufructuaries at least 20 days prior to the day of the meeting. The convening letter shall state the day, time and place of the meeting, the agenda, the proposals of the Managing Officers and the proposals of the Members who have requested the Members' Meeting or that an item be included on the agenda. Subject to the prov1s1ons set forth below concerning the Universal Members' Meeting, no resolutions can be passed regarding matters which have not been announced in this manner, except regarding the proposals of Members to convene an extraordinary Members, Meeting. Proposals regarding items on the agenda and discussions not followed by resolutions do not need to be announced in advance. Resolutions may also be passed in writing unless a Member requests an oral discussion. The Members, usufructuaries or representatives of all the company shares may, if no objection is raised, hold a Members' Meeting without obse1ving the formal requirements for the convening of the Membersi Meeting ("Universal Members, Meeting"). As long as the Members or representatives of all the company shares are

I. Versammlung Uber alle in den Geschaftskreis der Gesellschafterversammlung lallenden Ge genstande verhandelt und gtiltig Beschluss gefasst werden. Spatestens 20 Tage vor der ordentlichen Ge sellschaftervcrsammlung sind der Geschaftsbe richt und der Revisionsbericht am Sitz der Gesellschaft zur Einsicht der Gesellschafter aufzulegen. In der Einbemfung zur Gesell schafterversammlung ist auf diese Auflegung und auf <las Recht der Gesellschafter hinzu weisen, die Zustellung dieser Unterlagen ver langen zu kOnnen. Art. 9: Vorsitz, Protokolle Den Vorsitz der Gesellschafterversammlung filhrt der V orsitzcndc dcr Gcschaftsfiihrung, bei <lessen Verhindenmg ein anderes Mitglied der Geschaftsfi\hrung oder ein anderer von der Gesellschafterversammlung gewtihlter Tages prasident. Der Vorsitzende bezeichnet den Protokollfilh rer und die Stimmenzahler, die nicht Gesell schafter sein miissen, Die Geschaftsftlhnmg sorgt fiir die Ftihrung der Protokolle, die vom Vorsitzenden und vom Protokollfuhrer zu unterzeichnen sind. Art. 10: Bcschlussfassung Jeder Stammanteil berechtigt zu einer Stirn.me. Jeder Gesellschafter kann sich in der Gesell schafterversamrnlung <lurch einen Dritten, der sich <lurch cine schriftliche Vollmacht aus weist und nicht Gesellschafter zu sein braucht, ve11reten !assen. Die Gesellschaften•ersammlung fasst ihre Beschliisse und vollzieht ihre \Vahlen mit der absoluten Mehrheit der vertretenen Stamman teilstimmen, soweit nicht das Gesetz oder die Statuten abweichende Bestimmungen ent halten. Komm! bei Wahlen im ersten Wahlgang die Wahl nicht zustande, findet ein zweiter Wahl gang statt, in dem das relative Mehr entschei det. Der Vorsitzende hat keinen Stichentscheid. Die Wahlen und Abstimmungen finden offen present, all subjects falling within the scope of business of the Members' Meeting may be validly discussed and decided upon at such meeting. The annual business report and the Auditor 1 s repmt must be submitted for examination by the Members at the registered office of the Company at least 20 days prior to the date of the ordinary Members' Meeting. Reference to such submission and to the Members' right to request the delivery of these documents to them shall be included in the invitation to the Members' Meeting. Art. 9: Chair, Minutes The Members' Meeting shall be chaired by the Chairman of the Managing Officers, or, in his absence, by another Managing Officer, or by another Chairman elected for that day by the Members' Meeting. The Chairman designates a Secretaiy for the minutes as well as the scrutineers who need not be Members. The Managing Officers are responsible for the keeping of the minutes, which are to be signed by the Chairman and by the Secretary. Art. 10: Resolutions Each company share entitles to one vote. Each Member may be represented at the Members' Meeting by a third party who need not be a Member and who is authorized by a written power of attorney. The Members' Meeting shall pass its resolutions and carry out its elections with an absolute majority of the company share votes represented, to the extent that neither the law nor the A1ticles of Incorporation provide otherwise. If an election cannot be completed upon the first ballot, there shall be a second ballot at which the relative majority shall decide. The Chairman shall have no casting vote. Elections and votes shall take place openly statt1 sofern nicht der Vorsitzende oder einer der Gesel lschafter verlang1, dass sie geheim erfolgen. Art. 11: Quoren Ein Beschluss der Gesellschafterversamm lung, der mindestens zwei Drittel der ve11rete nen Stimmen und die absolute Mehrheit des gesamten Stammkapitals auf sich vereinig1, mit dem ein ausiibbares Stimmrecht verbun den ist, ist erforderlich fiir: I. die Andenmg des Gesellschaftszweckes; 2. die Einfiihrung van stimmrechtsprivile gierten Stammanteilen; 3. die Erschwenmg, den Ausschluss oder die Erleichtenmg der Obertragbarkeit der Stammanteile; 4. die Zustimmung zur Abtretung von Stammanteilen beziehungsweise die An erkennung als stimmberechtigter Gesell schafter; 5. die Erhohung des Stammkapitals; 6. die Einschriinkung oder Aufhebung des Bezugsrechts; 7. den Antrag an das Gericht, einen Gesell schafter aus wichtigem Grund auszu schliessen; 8. die Verlegung des Sitzes der Gesellschaft; 9. die Auflosung der Gesellschaft; I 0. die Genehmigung der unten in Art. 14 Abs. 2 genannten Entscheide der Ge schliftsfiihrer. B. Geschiiftsfiihnmg Art. 12: Wahl, Konstituierung Die GeschHftsftihrung besteht aus einem oder mehreren Mitglicdern (Geschiiftsftihrer). Sie werden in der Regel in der ordentlichen Ge sellschafterversammlung und jeweils fiir die Dauer von einem Jahr gewahlt. Die Amtsdauer der Geschiiftsftihrer endet mit dem Tag der nlichsten ordentlichen Gesellschafterversamm lung. Vorbehalten bleiben vorheriger RUcktritt und Abberufung. Neue Geschiiftsftihrer treten in die Amtsdauer de1jenigen ein 1 die sie erset zen. Die Geschiiftsfiihrer sind jederzeit wieder wiihlbar. Die Geschaftsftihnmg konstituiert sich selbst. Sie bezeichnet iluen Vorsitzenden, der ein provided that neither the Chairman nor one of the Members requests a secret ballot. Art, 11: Quorums A resolution of the Members' Meeting passed by at least two thirds of the represented company share votes and the absolute majority of the entire stated capital to which the right to vote is attached is required: I. to modify the company purpose; 2. to create company shares with privileged voting rights; 3. to restrict, exclude or facilitate the transferability of company shares~ 4. to approve an assignment of company shares or to recognize the acquirer as a Member with voting rights; 5. to increase the stated capital; 6. to restrict or withdraw preemptive rights; 7. to motion the court to expel a Member for valid reasons; 8. to transfer the Company domicile; 9. to dissolve the Company; I 0. to approve the decisions of the Managing Officers as contemplated under Article 14 para. 2 below. B. lvlanagement Art. 12: Election, Organization The Comprmy is managed by one or more managing officers ("Managing Officersa), The Managing Officers shall, as a rule, be elected by the ordinary Members' Meeting in each case for a term of office of one year. The term of office of a Managing Officer shall, subject to prior resignation and removal, expire upon the day of the next ordinary Members' Meeting. Newly-appointed Managing Officers shall complete the term of office of their predecessors. The Managing Officers may be re-elected without limitation. The Managing Officers shall constitute themselves. They appoint their Chairman /·1v '1· -

Arbeitnehmer der Gesellschafterin oder einer nahe stehenden Person sein muss, und den Sekretlir, der nicht Geschliftsftlhrer sein muss. Art, 13: Oberleitung, Delegation Der Geschliftsftihrung obliegt die oberste Lei• tung der Gesellschaft und die Uberwachung der Geschiiftsftlhrung. Sie ve,tritt die Gesell schaft nach aussen und besorgt alle Angele genheiten, die nicht nach Gesetz, Statl1ten oder Reglement einem anderen Organ der Gesell schaft tibertragen sind. Die Geschaftsftilmmg kann die Geschaftsfiih· rung oder einzelne Teile derselben sowie die Vertretung der Gese\lschaft an eine oder meh rere Personen, Geschfiftsftihrer oder Dritte, die nicht Gesellschafter sein mllssen, Ube1iragen. Sie erlasst <las Organisationsreglement und ordnet die entsprechenden Ve11ragsverhliltnis~ se. Art, 14: Aufgaben Die Geschliftsfiihnmg hat folgende unilber tragbare und unentziehbare Aufgaben: I. die Oberleitung der Gesellschaft und die Erteilung der notigen \Veisungen; 2. die Festlegung der Organisation im Rah men van Gesetz und Statuten; 3. die Ausgestalhlng des Rechnungswesens, der Finanzkontrolle sowie der Finanzpla nung, sofem diese ftlr die Filhrung der Ge sellschaft notwendig ist; 4. die Emennung und die Abberufung der mit der Geschiiftsftlhrung und der Ve,tre tung betrauten Personen und die Regelung der Zeichnungsberechtigung; 5. die Aufsicht Uber die Personen, denen Teile der Geschiiftsftihnmg iibe11ragen sind, namentlich im Hinblick auf die Be folgung der Gesetze, Statuten, Reglemente und Weisungen; 6. die Erstellung des Geschliftsberichtes (Jahresrcchnung und Jahresbericht gege benenfalls Konzernrechnung); 7. die Vorbereitung der Gesellschafterver sammlung und die Ausftihrung ihrer Be schlUsse; 8. die Benachrichtigung des Gerichts im Falle der Oberschuldung. who shall be an employee of the Member or an affiliate thereof and a Secretary who need not be a Managing Officer. Art. 13: Ultimate management, Delegation The Managing Officers are entrusted with the ultimate management of the Company as well as the supervision of the persons entrnsted with the management. They represent the Company towards third paities and attend to nil matters which are not delegated to or reserved for another corporate body of the Company by law, the Atticles of Incorporation or the regulations. The Managing Officers may entrust the management and the representation of the Company folly or in pai1 to one or several persons, Managing Officers or third parties who need not be Members of the Company. The Managing Officers shall enact the organizational regulation and arrange for the appropriate contracnial relationships. Art. 14: Duties The Managing Officers have the following non-transferable and inalienable duties: I. to manage the Company and issue the necessary directives; 2, to determine the organization within the framework of the law and the A,ticles of Incorporation; 3. to organize the accounting, the financial control, as well as the financial planning insofar as this is necessary to manage the Company; 4. to appoint and recall the persons entrnsted with the management and representation of the Company and to grant signatory power; 5. to ultimately supervise the persons entrusted with pmts of the management, in particular with respect to compliance with the law, Atticles of Incorporation, regulations and directives; 6. to prepare the business report (annual accounts, annual repott and consolidated annual accounts, if applicable); 7. to prepare the Members' Meeting as well as to implement the Members, resolutions; 8. to notify the cornt in case of overindebtedness.

Die Geschtiftsfiihrung muss nachfolgende Entscheide der Gesellschafterversammlung zur Genehmigung vorlegen: I. der Kauf und die Obe11ragung von Eigen tum an Bohrtilrmen; 2. das Chartem von Bohrtilrmen an oder von einer aussen stehenden Drittpartei; 3. die vertragliche Verpflichtung der Gesell schaft fiir die Erbringung von 01- oder Gasbohrarbeiten; 4. die vertragliche Verpflichtung dcr Gesell schaft bei der die Leistung der Gesell schaft an eine aussen stehende Drittpaitei den Weit von USD I Mio. Ubersteigt; 5. die Delegation der Geschtiftsfiihrung der Gescllschaft gemtiss A1t, 13 oben. Art, 15: Organisation, Protokollc Die Geschiiftsfiihnmg versammelt sich auf Einladung des Vorsitzenden. Sie ist auch un verziiglich einzuberufen auf Begehren eines einzelnen Geschiift,iflihrers unter Angabe des Grundes. Zur gtiltigen Beschlussfassung ist die Anwesenheit der Mehrheit der Geschafts filhrer notwendig, Flir Beschlilsse, die der offentlichen Beurkundung bedllrfen, ist keine Mindestpriisenz erforderlich, Beschllisse der Geschaftsfilhrung bedtirfen zu ihrer Gilltigkeit der Zustimmung der Mehrheit der Geschtiftsfilhrer. Bei Stimmengleichheit hat der Vorsitzende den Stichentscheid, Der Vorsitzende kann die Abhaltung ciner Sitzung der Geschaftsfiihrung Uber Telefon-, Videokonferenz oder andere ilhnliche audiovi suelle oder elektronischc Kommunikations mittel anordnen, sofem kein Mitglied die Ab haltung einer physischen Sitzung beantragt und vorausgesetzt, class die Mitglieder Uber Telefon, Video, Audiogcrate oder andere elektronische Mittel eindeutig identifiziert werden konnen. Im Obrigen gelten fiir Uber Telefon-, Videokonferenz oder andere tihnli che audiovisuelle oder elektronische Kommu nikationsmittel gefasste Beschlilsse dieselben Bestimmungen wie fiir an physischen Sitzun gen gefasste Besch!Usse. Beschl!lsse der Geschaftsfilhrung konnen auch auf dem Zirkularweg (z.B. mittels Brief, Fax The Managing Officers shall submit to the Members' Meeting for approval its decisions: 1. to acquire or transfer ownership interests in drilling rigs; 2. to chmter drilling rigs to or from any unaffiliated third party; 3. to commit the Company to any contracts for the performance of oil or gas well drilling services; 4. to commit the Company to any contracts valued in excess of USD I million with any unaffiliated third party; 5. to delegate the Company as A1ticle 13 above. management of the contemplated under Art. 15: Organization, Minutes The Chairman calls the meetings of the Managing Officers. Any Managing Officer may, stating the reasons, request the Chairman to immediately call a meeting. The majority of the Managing Officers must be present in order to pass resolutions. No minimal presence is necessary for resolutions requiring the fonn of a public deed. The resolutions of the Managing Officers are adopted by the majority of votes cast. In the event of equality of votes, the Chairman shall have the casting vote. The Chairman may order a meeting of the Managing Officers to be held by telephone or video conference or by any similar means of audio or audio-visual communication or via electronic devices. unless any Managing Officer requests deliberation in a meeting, and provided that the Managing Officers attending by telephone, video, audio or via electronic means may be clearly identified. Resolutions taken in a telephone or video conference or audio conference or via electronic devices follow the rules applicable to resolutions taken in a physical meeting. Resolutions may also be adopted by way of unanimous written consent (i.e. by letter, fax oder elektronischer Übermittlung) gefasst werden, sofern nicht ein Geschäftsführer die mündliche Beratung verlangt.

Über die Verhandlungen und Beschlüsse der Geschäftsführung ist ein Protokoll zu führen. Das Protokoll ist vom Vorsitzenden und vom Sekretär zu unterzeichnen.

Art. 16: Vergütung

Die Geschäftsführer haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit entsprechende Vergütung, die die Geschäftsführung selbst festlegt.

C. Revisionsstelle

Art. 17: Revision

Die Gesellschafterversammlung wählt eine Revisionsstelle.

Sie kann auf die Wahl einer Revisionsstelle verzichten, wenn:

1. die Gesellschaft nicht zur ordentlichen Revision verpflichtet ist;
2. sämtliche Gesellschafter zustimmen; und
3. die Gesellschaft nicht mehr als zehn Vollzeitstellen im Jahresdurchschnitt hat.

Der Verzicht gilt auch für die nachfolgenden Jahre. Jeder Gesellschafter hat jedoch das Recht, spätestens 10 Tage vor der Gesellschafterversammlung die Durchführung einer eingeschränkten Revision und die Wahl einer entsprechenden Revisionsstelle zu verlangen. Die Gesellschafterversammlung darf diesfalls die Beschlüsse nach Art. 6 Ziff. 4 oben erst fassen, wenn der Revisionsbericht vorliegt.

Art. 18: Anforderungen an die Revisionsstelle

Als Revisionsstelle können eine oder mehrere natürliche oder juristische Personen oder Personengesellschaften gewählt werden.

Die Revisionsstelle muss ihren Wohnsitz, ihren Sitz oder eine eingetragene Zweigniederlassung in der Schweiz haben. Hat die Ge-

or electronic transmission) in lieu of a meeting of the Managing Officers, unless a Managing Officer requests a discussion.

Minutes shall be kept of the deliberations and resolutions of the Managing Officers. The minutes shall be signed by the Chairman and the Secretary.

Art. 16: Compensation

The Managing Officers are entitled to reimbursement of their expenses incurred in the interest of the Company and to compensation corresponding to their activities, as determined by the Managing Officers.

C. Auditor

Art. 17: Audit

The Members' Meeting elects an Auditor.

The Members' Meeting may waive the election of an auditor if:

1. the Company is not subject to an ordinary audit;
2. the Members unanimously approve;
3. the workforce of the Company does not exceed more than ten full-time positions on an annual average.

The waiver also applies to the following years. Each Member is however entitled to request the carrying out of a limited audit and the election of an auditor at the latest ten days before the Members' Meeting. In this case, the Members' Meeting may only pass the resolutions pursuant to Article 6 cipher 4 above once the audit report is available.

Art. 18: Conditions to be fulfilled by the Auditor

One or more natural persons or legal entities or partnerships may be elected as the Auditor.

The Auditor shall either have its domicile, legal seat or a registered branch in Switzerland. If the Company has several sellschnft mehrere Revisionsstellen, so muss zumindest eine diese Voraussetzungen erftll len. !st die Gesellschaft Ztll' ordentlichen Revision verpflichtet, so muss die Gesellschafterver sammlung als Revisionsstelle einen zugelas senen Revisionsexperten bzw, ein staatlich beaufsichtigtes Revisionsunternehmen nach den Vorschriften des Revisionsaufsichtsgeset zes vom 16. Dezember 2005 wiihlen, 1st die Gesellschaft zur eingeschrlinkten Revi sion verpflichtet, so muss die Gesellschafter versammlung als Revisionsstelle einen zuge lassenen Reviser nach den Vorschriften des Revisionsaufsichtsgesetzes vom 16. Dezember 2005 wiihlen. Vorbehalten bleibt der Verzicht auf die Wahl einer Revisionsstelle nach A1ti kel 17 oben. Die Revisionsstelle muss nach A1t 818 i.V.m. A1t 728 bzw. 729 OR unabhiingig sein. Die Revisionsstelle wird fiir ein Geschaftsjahr gewahlt. !hr Amt endet mit der Abnahme der letzten Jahresrechnung. Eine Wiedenvahl isl moglich. Eine Abberuftmg ist jederzeit und fristlos moglich. IV. Rechnungslegung Art. 19: Jahresrechnung Das Geschiiftsjahr beginnt am I. Januar und endet am 31. Dezember, erstmals am 31. De zember 201 I. Die Jahresreclmung, bestehend aus der Erfolgs rechmmg, der Bilanz und dem An.hang, wird gemliss den Vorschriften des Schweizerischen Obligationenrechts, insbesondere der Art. 662a ff. und 958 ff., sowie nach den allgemein anerkannten kaufmtinnischen und brancheniib lichen Grundsiitzen aufgestellt. Art. 20: Gewinnverteilung Unter Vorbehalt der gesetzlichen Vorschriften Uber die Gewinnverteilung, insbesondere Art. 798 OR, steht dcr Bilanzgewinn zur VerfU gung der Gesellschatierversammlung. Die Dividende darf erst festgesetzt ,verden, Auditors, at least one of them shall fulfill this condition. If the Company is subject to an ordinary audit, the Members' Meeting shall elect as its auditor a licensed audit expe1t respectively an audit firm under state oversight according to the provisions of the Act on the Licensing and Oversight of Auditors dated December 16, 2005. If the Company is subject to a limited audit, the Members' Meeting shall elect as its auditor a licensed auditor according to the provisions of the Act on the Licensing and Oversight of Auditors dated December 16, 2005. The right to waive the election of the Auditor pursuant to A1ticle 17 above is reserved. The Auditor shall be independent according to Article 818 in conjunction with Articles 728 or 729 CO. The Auditor is elected for one business year. Their term in office ends with the approval of the last annual accounts. They may be re elected and may be removed at any time and without notice. IV, Accounting Principles Art. 19: Annual Accounts The business year begins on January I and ends on December 3 I, for the first time on December 31, 2011. The annual accounts, consisting of the profit and loss statement, the balance sheet and the annex, shal1 be drawn up in accordance with the provisions of the Swiss Code of Obligations, in paiticular Articles 662a et seq. and 958 et seq. CO, and in accordance with generally accepted commercial principles and customary rules in that business area. Art. 20: J)istribution of Profits Subject to the legal provisions regarding the distribution of profits, in particular Article 798 CO, the profits as shown on the balance sheet may be allocated by the Members' IVleeting at its discretion. The dividend may only be determined after nachdem die dem Gesetz entsprechenden Zu weisungen an die gesetzlichen Reserven abge zogen worden sind. Aile Dividenden, welche innerhalb von flinf Jalu-en nach ihrer Fiilligkeit nicht bezogen warden sind, verfallen zuguns ten der Gesellschaft. v. Beencligung Art. 21: Auflosung und Liquidation Die Gesellschafterversammlung kann jederzeit die Auflosung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutari schen Vorschriften beschliessen. Die Liquidation wird durch die Geschiiftsfiih nmg durchgefiihrt, sofern sie nicht <lurch die Gesellschafterversarnmlung anderen Personen ilbertragen wird. Die Liquidation der Gesellschaft erfolgt nach Massgabe von Ar1. 826 i.V.m, Art. 739 ff. OR. Die Liquidatoren sind ennachtigt, Aktiven (GnmdstUcke eingeschlossen) auch freihandig zu verkaufen. Nach erfolgter Tilgung der Sclrnlden wird das Verm6gen unter die Gcsellschafter nach Massgabe der eingezahlten Betriige verteilt. VI. Benachrichtigung Art. 22: Mittcilungen und Bekanntma chungen Mitteilungen an die Gesellschafter erfolgen schriftlich oder <lurch E-Mail an die im An teilbuch verzeichneten Adressen. Publikationsorgan der Gesellschaft isl das Schweizerische Handelsamtsblatt. *** Die englische Fassung ist eine des deutschen Originaltextes rechtliche Verbindlichkeit Dbersetzung und ohne the allocations to the legal reserves have been made as required by law. All dividends unclaimed within a period of five years after their due date shall be forfeited to the Company. v. Liquidation Art. 21: Dissolution and Liquidation The Members' Meeting may at any time resolve to dissolve and liquidate the Company in accordance with the provisions of the law and of the Articles of Incorporation. The liquidation shall be carried out by the Managing Officers to the extent that the Members' Meeting has not entrnsted the same to other persons. The liquidation of the Company shall take place in accordance with Article 826 in conjunction with Articles 739 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract. Upon satisfaction of all liabilities, the net assets shall be distributed to the Members in proportion to the amounts paid in. VI. Information Art. 22: Notices and Publications Notices to the Member shall be communicated in writing or by email to the address indicated in the company share register. The publication instrument of the Company is the Swiss Official Gazette of Commerce. *** The English version is a translation of the German original and shall not have binding effect.